UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2025

GRAN TIERRA ENERGY INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34018	98-0479924
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Centre Street S.E.
Calgary, Alberta, Canada
T2G 1A6

(Address of Principal Executive Offices)

(Zip Code)

(403) 265-3221

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GTE	NYSE American Toronto Stock Exchange London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.” is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 24, 2025, Gran Tierra Energy Colombia GmbH (the “Seller”), a wholly owned subsidiary of Gran Tierra Energy Inc. (the “Company”), the Company, as guarantor, and Trafigura PTE Ltd. (the “Buyer”), entered into a crude oil sale and purchase agreement (the “Purchase and Sale Agreement”) and a related prepayment addendum (the “Prepayment Addendum,” and together with the Purchase and Sale Agreement, the “Oriente Crude Oil Agreements”). The Oriente Crude Oil Agreements are governed by English law.

The Purchase and Sale Agreement provides for the sale by the Seller and the purchase by the Buyer of Oriente crude oil. The Prepayment Addendum supplements the Purchase and Sale Agreement by establishing a prepayment structure under which the Buyer agreed to make available to the Seller (i) an initial advance in an aggregate amount not to exceed $150 million and (ii) an additional advance of up to $50 million, in each case, subject to certain conditions set forth therein. Amounts advanced under the Prepayment Addendum are to be satisfied through deliveries of crude oil by the Seller to the Buyer in accordance with the Purchase and Sale Agreement, with a final maturity date of four years after the date of the Prepayment Addendum.

The Prepayment Addendum provides that the Seller will apply all funds advanced thereunder to (i) repay outstanding borrowings under the Credit and Guaranty Agreement, dated April 16, 2025, among the Seller, the Company, as a guarantor, certain of the Company’s indirect subsidiaries, as additional guarantors, each of the lenders that is a signatory thereto, including the Buyer, GLAS USA LLC, as administrative agent, and GLAS Americas LLC, as collateral agent, and JPMorgan Chase Bank, N.A., as calculation agent (as previously amended, supplemented or otherwise modified, the “Credit Agreement”), (ii) finance the repurchase of all or a portion of its outstanding senior notes and/or (iii) fund capital expenditures relating to certain assets owned by the Seller located in Ecuador.

The Prepayment Addendum includes financial covenants requiring the Seller to maintain (i) an asset coverage ratio of at least 150% and (ii) a debt service coverage ratio of at least 200%, tested on a semi-annual basis and upon certain other events.

The obligations of the Seller under the Prepayment Addendum are guaranteed by the Company pursuant to a deed of guarantee governed by English law.

In connection with the execution of the Oriente Crude Oil Agreements, on October 23, 2025 the Company, as guarantor, the Seller, as borrower, certain indirect subsidiaries of the Company, as additional guarantors, the lenders party thereto, including the Buyer, and GLAS USA LLC, as administrative agent, entered into an amendment and consent (the “Amendment”) to the existing Credit Agreement (as thereby amended, the “Amended Credit Agreement”). The Amendment, among other things, consents to and permits Seller and the Company to execute and perform the Oriente Crude Oil Agreements, reduces the borrowing base under the Amended Credit Agreement from its then current amount to $60 million, requires the Seller to prepay outstanding loans to reduce the aggregate outstanding principal amount to no more than $20 million upon the earlier of the first disbursement under the Prepayment Addendum or January 23, 2026, and makes certain adjustments to financial covenants to account for the Oriente Crude Oil Agreements. The Amended Credit Agreement otherwise continues to be secured by the same collateral, bears the same interest rates and fees, and remains subject to the same repayment terms as were in effect prior to the Amendment. As of October 29, 2025, the outstanding balance under the Credit Agreement was $34.5 million.

The foregoing descriptions the Prepayment Addendum and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of each such agreement, copies of which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Prepayment Addendum, dated as of October 24, 2025, between Gran Tierra Energy Colombia GMBH and Trafigura PTE Ltd.
10.2	First Amendment and Consent to Credit and Guaranty Agreement, dated as of October 23, 2025, by and among Gran Tierra Energy Colombia GmbH, as borrower, the guarantors party thereto, the lenders party thereto, and GLAS USA LLC, as administrative agent.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2025	GRAN TIERRA ENERGY INC.

	By:	/s/ Ryan Ellson
		Name:	Ryan Ellson
		Title:	Executive Vice President and Chief Financial Officer

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